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                                                                  EXHIBIT (4)(e)

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                      RIDER

                                  DEATH BENEFIT


             ANNUITANT

       CONTRACT NUMBER

         The following Death Benefit provision replaces the PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITYDATE provision found under the PAYMEnt OF PROCEEDS Section of your Contract.

PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITY DATE. If the Annuitant dies before the Maturity Date, the proceeds we will pay to the Beneficiary is the Death Benefit.

The Death Benefit will equal the greater of:

         1.       the Guaranteed Minimum Death Benefit; or

         2. the Contract Account Value on the date we receive due proof of the Annuitant's death.

         The proceeds will be paid in a lump sum or under a Payment Option. if you are the Annuitant, the proceeds must be distributed in accordance with the rules set forth in "Proceeds on Death of an Owner" for an Owner's death before the Maturity Date. No Death Benefit is payable if this Contract is surrendered before the Annuitant's death.

GUARANTEED MINIMUM DEATH BENEFIT. The Guaranteed Minimum Death Benefit on or prior to the Contract Anniversary before the Annuitant's 75th birthday will be the sum of the Premiums paid less any Reduction for A Withdrawal described below. These amounts will be accumulated with interest at an effective annual rate of 4.5%,

         The Guaranteed Minimum Death Benefit after the Contract Anniversary before the Annuitant's 75th birthday will be:

         1. the Guaranteed Minimum Death Benefit on the Contract Anniversary before the Annuitant's 75th birthday; plus

         2. the sum of the Premiums paid after the Contract Anniversary before the Annuitant's 75th birthday; less

         3. any Reduction For A Withdrawal described below after the Contract Anniversary before the Annuitant's 75th birthday.

REDUCTION FOR A WITHDRAWAL When part of the Cash Surrender Value is withdrawn, the withdrawal will reduce the Death Benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the Death Benefit reduction is calculated by multiplying the Death Benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.

         This Rider does not change any other provisions of the Contract except as stated above.


         Attached by Provident Mutual Life Insurance Company.



                                                            ROBERT W. KLOSS
                                                                  President